Current Report on Form 8-K

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

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FORM 8-K

CURRENT REPORT


Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): May 10, 1999

INAMED CORPORATION

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(Exact name of registrant as specified in its charter)

DELAWARE				1-9741				 59-0920629

(State or other
 jurisdiction of incorporation)
(Commission File
 Number)
(IRS Employer
  Identification No.)


700 Ward Drive
Santa Barbara, California 93111
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Address of principal executive offices


Registrant's telephone number, including area code:  805/692-5400




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(Former name or former address, if changed since last report.)

Item 5.	OTHER EVENTS.

On May 10, 1999, INAMED Corporation (the "Company") issued a press release announcing that an equity financing had been completed which enabled the Company to make the final payment of monies owed to the court-appointed escrow agent in the mandatory class action settlement of the breast implant litigation against the Company. The press release is attached as Exhibit
99.1 to this Current Report and incorporated herein by reference.

Item 7.		FINANCIAL STATEMENTS, PRO FORMA FINANCIAL
INFORMATION AND EXHIBITS

(c)	EXHIBITS

99.1	Press release of INAMED Corporation dated May 10, 1999.


SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


INAMED CORPORATION


Dated: May 12, 1999	By:   /s/ Richard G. Babbitt
Name: Richard G. Babbitt
Title:   Chairman and CEO

EXHIBIT INDEX

99.1	Press Release of INAMED Corporation dated May 10, 1999.

Exhibit 99.1


INAMED "Innovation and Medicine"				INAMED CORPORATION
700 Ward Drive
Santa Barbara, CA  93111
									(805) 692-5400 Telephone
(805) 692-5441 Facsimile

Company Contacts:		Jeff Barber
				(805) 692-5400

				Ilan K. Reich
				(212) 626-6800

INAMED CORPORATION COMPLETES EQUITY
FINANCING AND MAKES FINAL PAYMENT TO PLAINTIFFS
IN BREAST IMPLANT LITIGATION

May 10, 1999 - Santa Barbara, CA - INAMED Corporation (OTCBB: IMDC) announced that it has completed a $31.1 million equity financing, in which 5.4 million new shares of common stock were issued to various warrant holders in exchange for the payment of $20.4 million of cash and the surrender of $10.7 million of the Company's 11% notes. Virtually all of the holders of warrants who were eligible to exercise at this time participated in the financing.

The Company also received $3 million of cash from its noteholders, which was used to purchase on their behalf the 426,323 shares of common stock held by the court-appointed escrow agent. All of the 5.8 million shares of common stock purchased by the warrant holders and noteholders contain a legend which restricts transferability absent an exemption under Rule 144 (after the one year holding period) or an effective registration statement.

As a result of this equity financing, the Company now has approximately 16.9 million shares outstanding and approximately 20 million shares on a fully-diluted basis. The Company's debt has decreased from $27.6 million to $16.9 million. Cash on hand, which fluctuates based on regular working capital needs, is currently more than $12 million.

The Company's tangible net worth is now approximately $22 million, as compared to the significant deficit position of the past few years. Finally, due to an incentive fee which was paid as part of the equity financing, the Company expects to record a non-operating charge for accounting purposes of approximately $1.9 million in the second quarter of 1999.

The Company also announced that it has made the final payment of all of the monies owed to the court-appointed escrow agent on behalf of the plaintiffs in the mandatory class action settlement of the breast implant litigation. The payment was $29.9 million in cash, and included $25.5 million as full payment of the 6% promissory note which was issued in June 1998 at the time the settlement received preliminary approval, $1.4 million of accrued interest on that note, and $3 million to repurchase the 426,323 shares of common stock which were also issued in June 1998 to the escrow agent. As a result of this payment, the $30 million of liabilities relating to the settlement which was recorded on the Company's balance sheet as of December 31, 1998 has now been eliminated.

The settlement fund for the benefit of the plaintiff class now has on hand over $33 million to distribute to claimants and pay administrative expenses. A distribution plan will be formulated under the supervision of Judge Pointer in proceedings which are expected to occur in the next few months.

Under the terms of the final order and judgment entered by Judge Pointer in February 1998, all of the thousands of cases and claims arising from the Company's breast implant products which were implanted before June 1, 1993 were consolidated into a mandatory class action settlement and dismissed. Individual plaintiffs cannot opt-out of the settlement, and there is a permanent injunction prohibiting class members from commencing or prosecuting new federal or state court lawsuits, as well as a bar against lawsuits by certain persons and entities with indemnification and contribution claims.

INAMED is a global surgical and medical device company engaged in the development, manufacturing and marketing of medical devices for the plastic and reconstructive, bariatric and general surgery markets.

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